Exhibit 99.1

NEWS RELEASE

Contact:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&E: 713-529-6600
lelliott@drg-e.com / apearson@drg-e.com

GASTAR EXPLORATION REPORTS FIRST QUARTER 2009
FINANCIAL AND OPERATIONAL RESULTS

Production increased 26% to 30 MMcfe per day from fourth quarter 2008

HOUSTON, May 11, 2009 – Gastar Exploration Ltd. (NYSE Amex: GST and TSX: YGA) today reported financial and operational results for the three months ended March 31, 2009.

Excluding impairment charges and unrealized hedging losses, the Company reported a net loss of $1.3 million, or $0.01 per share, for the first quarter of 2009.  Including the effect of a non-cash impairment of natural gas and oil properties of $68.7 million and an unrealized hedging loss of $196,000, the Company reported a net loss of $70.2 million, or $0.34 per share.  This compares to adjusted net income of $2.5 million, or $0.01 per share, for the first quarter of 2008, excluding a $1.4 million unrealized hedging loss.

Net cash flows provided by operating activities for the three months ended March 31, 2009 was $13.3 million, compared to $14.3 million for the comparable period in 2008.

Excluding the unrealized gas hedging loss, natural gas and oil revenues in the first quarter of 2009 decreased 20% to $13.5 million, compared to the first quarter of 2008.  This decrease was due to a 28% decline in realized natural gas prices, partially offset by a 13% increase in total production.  Average daily production for the first quarter of 2009 was 30.0 MMcfe, compared to 26.5 MMcfe for the first quarter of 2008 and 23.9 MMcfe in the fourth quarter of 2008.  The average price for natural gas, including realized hedging activities, decreased in the first quarter of 2009 to $4.99 per Mcf, from $6.96 per Mcf in the first quarter of 2008 and $5.23 in the fourth quarter of 2008.  Excluding the benefit of the realized hedges, the average realized price for natural gas in the first quarter of 2009 was $3.37 per Mcf.

Lease operating expense (LOE) was $1.9 million in the first quarter of 2009, compared to $1.5 million in the first quarter of 2008.  LOE per Mcfe increased 9% to $0.70 in the first quarter of 2009, compared to $0.64 per Mcfe during the first quarter of 2008.  This increase per Mcfe was primarily due to higher non-recurring 2009 workover costs in Texas of $0.13 per Mcfe.

Operations Review and Update

In East Texas, first quarter net production from the Hilltop area averaged 25.3 MMcfe per day, up from 18.1 MMcfe per day in the fourth quarter of 2008.  The majority of the production growth was from the Belin #1, which was placed on production in late December 2008 and is the Company’s best producing well to date.  The Belin #1 came on production at an initial gross rate of 41.2 MMcf per day and post quarter end is averaging approximately 16.5 MMcf per day.  Capital expenditures for the first quarter in East Texas were $9.4 million to recomplete one well and to finish drilling and complete the Lone Oak Ranch (“LOR”) #7.  The LOR #7 was drilled and encountered two middle Bossier zones and one upper Bossier zone and was completed in the deepest zone.  Current gross production from the LOR #7 is approximately 3.0 MMcfd after an initial gross sales rate of 6.9 MMcfd.

As a result of our activity in East Texas, the field’s average production increased 40% from the fourth quarter of 2008 to the first quarter of 2009, although it is expected to decline in the second quarter due to natural decline rates.  Currently, we are drilling a deep Bossier well, the Wildman #5, and we plan on releasing the drilling rig and deferring additional drilling in East Texas until natural gas prices and capital markets improve.

In Appalachia, we have assembled more than 41,000 net acres in the Marcellus Shale play and have drilled 10 shallow wells, including three during the first quarter.  Seven of these wells are on production, and the remaining wells are scheduled to be on production during 2009.  These wells will allow us to hold the leases with production, while we finalize a plan for exploration and development of the deeper Marcellus objective.  We do not expect to drill additional shallow wells until we secure a joint venture partner or until natural gas prices improve.  We will continue to maintain our leases through renewals, extensions and renegotiations of the few drilling commitments related to our interests.  Net production from our Appalachia properties averaged 500 Mcfe per day in the first quarter.

In New South Wales, Australia, the PEL 238 development project continues to progress, and we expect to begin first commercial sales of natural gas early in the third quarter of 2009. In February 2009, we acquired a 35% interest in the Wilga Park Power Station, which will initially be the market for natural gas produced from PEL 238.  In late April 2009, we completed the drilling of the first two dual-lateral horizontal production pilots, each consisting of three vertical wells intersected by two horizontal well sections, which are currently dewatering.  Early in the third quarter of 2009, all the wells are expected to be on production, and it is expected that coal bed methane produced from the pilot will be transported to the Wilga Park Power Station and utilized for power generation.  An additional multi-lateral horizontal production pilot is underway in the Dewhurst area of PEL 238, based on the previous successful coring work.  Subsequent locations for two additional pilots will be determined on the basis of results of planned coreholes to be drilled during 2009.  In April 2009, we began a corehole evaluation program in the Coonarah area to test coals found when shallow conventional wells were drilled in the area.

J. Russell Porter, Gastar's Chairman, President and CEO, stated, “We produced higher volumes of natural gas in the first quarter, compared to the fourth quarter of 2008, thanks to the outstanding performance of the Belin #1, which came on production in late December in East Texas.  Additionally, we experienced a boost in production from the completion of the Lone Oak Ranch #7, which began producing in late January as well as from a workover in late March in East Texas.  In New South Wales, we expect to realize first commercial sales when we begin delivering natural gas to the Wilga Park Power Station early in the third quarter of this year.

“We are exploring all avenues to bolster liquidity.  We currently are involved in numerous conversations at various stages of development with potential partners and asset purchasers in each of our three primary asset areas.  In the Marcellus Shale, we have identified a potential joint venture partner, who is working through due diligence on our assets in the play.  In New South Wales, where the merger and acquisition market continues to be active, we are in discussion with several parties regarding our ownership interests in PEL 238 and adjacent undeveloped acreage.  The outcomes of all of these discussions are uncertain: however, we will provide additional updates as they become available.”

Liquidity and Capital Budget

At March 31, 2009, the Company had cash and cash equivalents of $18.9 million. Planned capital expenditures for our properties for the remainder of 2009 total $49.9 million, consisting of $14.7 million in East Texas, $4.0 million in Appalachia, $15.0 million in New South Wales, $800,000 in the Powder River Basin and other capital costs, and an additional $15.4 million for capitalized interest cost.  To supplement our cash flow and help fund this capital budget, we are seeking joint venture partners for the development of several of our properties, with immediate emphasis on securing a development partner in our Marcellus Shale acreage, as well as the possibility of selected asset sales.

Based on our current capital plan, our current cash on hand and projected internally generated cash flow, we project that we will need to raise an additional $70.0 million to fund our remaining 2009 exploration and development activities, working capital needs and meet scheduled debt maturities in 2009.   See "Liquidity and Capital Resources" in our Quarterly Report on Form 10-Q for the period ended March 31, 2009 for a discussion of potential consequences resulting from an inability to raise the additional $70.0 million necessary to fund our remaining 2009 exploration and development activities, working capital needs and meet our 2009 debt service obligations.

Gastar Exploration Conference Call

Gastar Exploration’s management team will hold a conference call on May 12, 2009, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time), to discuss these results.  To participate in the call, dial (480) 629-9692 at least 10 minutes early and ask for the Gastar Exploration conference call.  A replay will be available approximately two hours after the call ends and will be accessible until May 19.  To access the replay, dial (303) 590-3030 and enter the pass code 4068694.

The call will also be webcast live over the Internet at www.gastar.com.  To listen to the live call on the Web, please visit Gastar’s Web site at least 10 minutes early to register and download any necessary audio software.  An archive will be available shortly after the call.  For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or e-mail dmw@drg-e.com.

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia.  The Company pursues a strategy combining deep natural gas exploration and development with lower risk CBM and shale resource development.  The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania. Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming and concentrated on more than 6.0 million gross acres controlled by Gastar and its joint development partners in Australia’s Gunnedah Basin (PEL 238, PEL 433 and PEL 434) located in New South Wales.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  A statement identified by the words “may”, “expects”, “projects”, “anticipates”, “plans”, “believes”, “estimate”, “will”, “should” and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in the natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels, risks relating to the receipt of a “going concern” statement in our auditor’s report on our 2008 consolidated financial statements, and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in Gastar’s Annual Report on Form 10-K and other filings with the SEC at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

The NYSE Amex and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

 - Financial Tables Follow -

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months
	Ended March 31,
	2009	2008
	(in thousands, except share
	and per share data)
REVENUES:
Natural gas and oil revenues	$13,461	$16,846
Unrealized natural gas hedge loss	(196)	(1,413)
Total revenues	13,265	15,433

EXPENSES:
Production taxes	157	269
Lease operating expenses	1,877	1,542
Transportation and treating	493	459
Depreciation, depletion and amortization	7,999	6,409
Impairment of natural gas and oil properties	68,729	-
Accretion of asset retirement obligation	87	82
General and administrative expense	2,958	4,275
Total expenses	82,300	13,036

INCOME (LOSS) FROM OPERATIONS	(69,035)	2,397

OTHER (EXPENSES) INCOME:
Interest expense	(1,162)	(2,096)
Investment income and other	13	823
Foreign transaction loss	(3)	(37)

INCOME (LOSS) BEFORE INCOME TAXES	(70,187)	1,087
Provision for income taxes	-	-

NET INCOME (LOSS)	$(70,187)	$1,087

NET INCOME (LOSS) PER SHARE:
Basic	$(0.34)	$0.01
Diluted	$(0.34)	$0.01

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	207,262,117	207,098,570

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2009	2008
	(Unaudited)
	(in thousands)
ASSETS

Current Assets:
Cash and cash equivalents	$18,863	$6,153
Other	13,031	18,386
Total current assets	31,894	24,539

Property, plant and equipment, net	196,036	252,527
Total other assets	10,197	11,371
Total assets	$238,127	$288,437

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Other	$26,353	$30,076
Current portion of long-term debt	174,717	151,684
Total current liabilities	201,070	181,760

Other long-term liabilities	5,307	5,095
Total shareholders’ equity	31,750	101,582
Total liabilities and shareholders’ equity	$238,127	$288,437

PRODUCTION AND PRICES

	For the Three Months
	Ended March 31,
	2009	2008

Production:
Natural gas (MMcf)	2,693	2,406
Oil (MBbl)	1	1
Total (MMcfe)	2,698	2,413

Total (MMcfed)	30.0	26.5

Average sales prices:
Natural gas (per Mcf), including
impact of realized hedging activities	$4.99	$6.96
Oil (per Bbl)	$39.47	$96.84

CURRENT HEDGE POSITION

The following derivative transactions were outstanding with associated notional volumes and hedge prices for the index specified as of April 11, 2009:

Date	Period	Derivative Instrument (1)	Notional Daily Volume Average	Total Volume Remaining	Base Fixed Price		Puts	Call	Index	Production Area Hedged
			(MMBtu)	(MMBtu)			(MMBtu)	(MMBtu)
10/15/08	Cal 09	CC	5,000	1,375,000			$8.00	$12.05	Nymex-HH	TX
10/15/08	Cal 09	(P)	5,000	1,375,000			$5.75		Nymex-HH	TX
01/29/09	Apr-Dec 09	P	14,994	4,123,453			$5.00		Nymex-HH	TX/WY
05/05/09	Jan-Mar 10	CC	10,000	900,000			$5.00	$7.00	Nymex-HH	TX
05/05/09	Jan-Mar 10	(P)	10,000	900,000			$3.50		Nymex-HH	TX
10/15/08	Cal 09	B	5,000	1,375,000	-$	0.3825			HSC (2)	TX
10/15/08	Cal 09	I	5,000	1,375,000					HSC (2)	TX
02/12/09	Apr-Dec 09	B	2,000	550,000	-$	0.3750			HSC (2)	TX
03/16/09	Apr-Oct 09	B	2,000	428,000	-$	0.2800			HSC (2)	TX
03/25/09	Apr-Oct 09	B	2,000	428,000	-$	0.2850			HSC (2)	TX
11/14/08	Cal 09	B	1,500	412,500	-$	2.2200			CIG (3)	WY
11/21/08	Cal 09	B	1,000	275,000	-$	2.0200			CIG (3)	WY
02/12/09	Apr-Dec 09	B	850	233,750	-$	1.7500			CIG (3)	WY
04/07/09	Cal 10	B	1,000	365,000	-$	1.3100			CIG (3)	WY
04/07/09	Cal 11	B	1,000	365,000	-$	1.2100			CIG (3)	WY

(1)	CC = Costless collars.
(1)	B = Basis Swaps.
(1)	I = Index swaps; Gas Daily to IFERC Monthly Index.
(1)	P = Put purchased.
(1)	(P) = Put sold.
(2)	East-Houston-Katy — Houston Ship Channel.
(3)	Inside FERC Colorado Interstate Gas, Rocky Mountains.

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